Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 5th day of August 2014 by and between Neonode Inc. (the “Company”), and David Brunton (“Consultant”).

1. GENERAL INFORMATION

Consultant served as the Company’s Chief Financial Officer, Vice President, Finance, Treasurer and Secretary until his resignation effective August 15, 2014. The Company desires to enter into this Agreement with Consultant, as an independent contractor, to perform services as described below for the Company. Consultant is willing to perform such services, on terms set forth more fully below beginning on August 15, 2014 with the Company (“Commencement Date’).

2. SERVICES AND COMPENSATION

(a) Services: Consultant shall provide the following services: support for regulatory filings, administrative, strategic and operations assistance for the Company’s chief financial officer (collectively the “Services”).

(b) Compensation: Company agrees to pay at a rate of $3,333.32 per month for the Services of up to forty (40) hours per month.

(c) Benefits: Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receives no employee benefits from the Company, either as an independent contractor or employee; except that the Company will pay compensation and third-party benefit costs, as stated herein, until Consultant’s 65th birthday. Consultant will request monthly reimbursement COBRA payments through the Company’s normal expense report request procedure. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits. In the event Company terminates this Agreement, the Company will continue to pay in full Consultant’s monthly COBRA medical and dental benefit until Consultant’s 65th birthday.

3. INDEPENDENT CONTRACTOR STATUS

It is expressly agreed and understood that Consultant will be performing Services under this Agreement as an independent contractor for Company and that neither Consultant nor any employee, representative, agent or subcontractor of Consultant is an employee or agent of Company. Consultant shall not hold out himself as an employee, agent, partner or joint venturer of Company. Consultant will provide his own equipment and materials as may be required to perform the Services, will perform the Services at a location of his choice, will set his own schedule for performing the Services (subject to interim and final deadlines for the delivery of work product as may from time to time be stated by Company), and will not be subject to the direction or control of Company in conjunction with his performance of the Services (subject to specifications to be stated by Company from time to time relating to the end work product). Consultant will be solely responsible for all withholding and payment of taxes and similar charges related to the compensation paid hereunder, as well as any applicable insurance, including, but not limited to, any worker's compensation. Company will report all payments to Consultant hereunder via a Form 1099.

4. LIMITATION OF LIABILITY

Company’s liability to Consultant for the Services is expressly limited to paying Consultant the compensation provided for in this Agreement. Except as arising from Company’s willful breach of this Agreement or willful misconduct by Company, Company will not be liable to Consultant for any special, consequential, incidental or punitive damages of any kind under or related to this Agreement, whether arising in contract, tort or otherwise, and whether or not Company had knowledge of the possibility of any such damages.

5. NO THIRD PARTY VIOLATION; INDEMNITY

Consultant represents and warrants that his performance of the Services and the delivery of all work product rendered pursuant to this Agreement will not violate any legal or contractual obligation that Consultant has to any third party (including, but not limited to, copyright, trademark and patent rights), and that Consultant has the absolute right to generate and distribute, for Company’s commercial use, any and all work product rendered pursuant to this Agreement. Consultant hereby agrees to indemnify, defend and hold harmless Company from any and all claims by any third parties against Company that may in any way relate to or arise from any alleged or actual breach by Consultant of the representations and warranties contained in this paragraph.

6. CONFLICTING OBLIGATIONS; NO INSIDER TRADING

(a) Consultant certifies that Consultant has no outstanding agreement or obligation that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

(b) Consultant is aware of the restrictions imposed by federal securities laws on the purchase or sale of the Company’s securities by any person who has received material non-public information from or on behalf of the Company and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell the Company’s securities while in possession of such information. Consultant agrees to comply with these restrictions.

7. INTELLECTUAL PROPERTY

All work product created or generated by Consultant under this Agreement is the sole and exclusive property of Company, including, but not limited to, original works, derivative works, branding, logos, marks, products, services, processes, equipment, code, images and files (collectively, “Intellectual Property”). All right, title and interest in the Intellectual Property shall vest absolutely in Company, which shall be entitled, so far as the law permits, to the exclusive use thereof. Notwithstanding the foregoing, for the sake of clarity and completeness, Consultant assigns to Company all right, title and interest, present and future, anywhere in the world in copyright and in any other rights in the Intellectual Property in respect of all of Consultant’s work performed pursuant to this Agreement. Consultant further hereby waives all moral rights as author under applicable law, and agrees and undertakes that at any time during or after the termination of this Agreement, he will execute such deeds or documents and do all such acts and things as Company may deem necessary or desirable to substantiate its rights to the Intellectual Property, including for the purpose of obtaining letters patent or other privileges in all such countries as Company may require.

8. CONFIDENTIALITY OBLIGATIONS OF CONSULTANT

Consultant acknowledges that in rendering Services to Company, Consultant will receive information that Company regards as confidential (“Confidential Information”). Confidential Information incorporates information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (a) information or material which relates to inventions, technological developments, “know-how”, purchasing, accounting, merchandising, or licensing, (b) trade secrets as defined under applicable law, (c) software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data, and customer information, and (d) any information regarding customers, pricing, employees or other matter of the type which Company treats as proprietary or designates as confidential, whether or not owned or developed by Company. Consultant agrees to receive and hold Confidential Information with no less than a commercially reasonable degree of care, not to disclose Confidential Information to any person or entity not a party to this Agreement, and not to use any Confidential Information for the benefit of Consultant or any third party. Consultant's obligations under this paragraph 8 shall survive and continue with respect to each item of Confidential Information after the termination of this Agreement.

9. EQUITABLE RELIEF

Consultant hereby acknowledges that a breach by Consultant of any of the provisions of this Agreement relating to Confidential Information, Company proprietary information, or non-solicitation will cause Company irreparable injury and damage for which remedies at law would be inadequate. Therefore, Consultant hereby agrees that Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach or threatened breach of this Agreement, or any part of it, and to secure its performance.

10. TERMINATION

This Agreement shall remain in effect unless and until it is terminated as set forth herein. This Agreement may be terminated by either party upon three (3) months written notice to the other party. Upon termination or expiration of this Agreement, Consultant shall promptly deliver all work product performed pursuant to this Agreement, whether or not it is completed, and shall promptly comply with any provisions of this Agreement regarding the return of Confidential Information. Notwithstanding any termination of this Agreement, the provisions of paragraphs 2(c), 4, 5, 6, 7, 8, 9, 10, 11, and 12 will survive.

11. RETURN OF MATERIALS

Consultant shall deliver to Company promptly upon request, or on the date of termination, any and all Confidential Information, and copies or summaries thereof.

12. GENERAL PROVISIONS

(a) This Agreement, together with any exhibits hereto, represents the full and complete understanding between Consultant and Company and supersedes all prior representations and understandings with respect to the subject matter hereof, oral or written.

(b) All obligations under this Agreement shall be binding upon the heirs, executors, administrators, or other legal representatives, and all successors and permitted assigns of Consultant, and this Agreement shall inure to the benefit of Company, its successors, and assigns.

(c) This Agreement may not be amended or modified, in whole or in part, except by a written agreement signed by the parties that expressly amends terminates or supersedes this Agreement.

(d) Consultant may not assign this Agreement or any right or obligation hereunder or delegate any of its duties hereunder, whether by operation of law or otherwise, without Company’s prior written consent, which Company may withhold in its sole discretion. Any and all assignments or delegations without such prior written consent shall be deemed void.

(e) If one or more provisions of this Agreement are declared invalid, illegal, or unenforceable in any respect, the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) In the event of any litigation in connection with, or concerning the subject matter of, this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees, costs and expenses actually incurred in connection with such litigation.

(g) This Agreement shall be governed by the laws of the State of California without regards to its conflicts of laws principles, and each of the parties hereto expressly consents to the sole and exclusive jurisdiction of the state and federal courts located in San Francisco, California with respect to any dispute arising out of or in connection with this Agreement. Notwithstanding the preceding sentence, each party will be entitled to seek and obtain equitable relief, by order, injunction or otherwise, to enforce its rights under this Agreement in any jurisdiction.

(h) Notices given under this Agreement shall be in writing and shall be addressed to a party at the address of such party designated below or at such other address as a party may designate in a notice provided in accordance with the foregoing. Any such notice shall be deemed given upon actual receipt, on the fourth business day following deposit in the U.S. Mail, registered and postage prepaid, on the next business day following delivery to an internationally recognized express courier, expenses prepaid, for delivery from and within the United States, or on the second business day following delivery to an internationally recognized express courier, expenses prepaid, for delivery from or outside the United States. Notices delivered electronically or by facsimile will be deemed given upon receipt of delivery confirmation.

(i) This Agreement may be executed in counterparts, each of which will be considered an original and all of which together shall constitute one instrument. Facsimile or electronic signatures will have the same effect as original signatures on this Agreement and otherwise in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date designated below.

David Brunton	Neonode Inc.

By:	By:

Thomas Eriksson Chief Executive Officer

Address:	651 Byrdee Way	Address:	Storgatan 23C, SE-114 55
	Lafayette, CA 94549		Stockholm, Sweden

Phone:	(925) 224-2125	Phone	+46 8 667 17 17
Cell:	(925) 768-0620